Exhibit 99.1

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BearingPoint Announces Delay in Filing its Form 10-K

Company Also Discloses Probable Adjustments to Prior Periods; Discusses

Preliminary Financial Results

McLean, VA, March 17, 2005 – BearingPoint, Inc. (NYSE:BE), one of the world’s largest business consulting and systems integration firms, announced today it has filed a Form 12b-25 notifying the Securities and Exchange Commission (SEC) that it has not met the March 16, 2005 deadline to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

As noted in the filing, the Company has experienced significant delays in completing its consolidated financial statements. The delays are due, in part, to:

•	Additional substantive procedures necessary to validate financial information due to control deficiencies.

•	The need to confirm the financial information generated by the Company’s new financial accounting system, particularly in the area of revenue recognition.

•	The Company’s simultaneous, ongoing efforts to complete management’s assessment of its internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

While BearingPoint believes its new financial accounting system will ultimately strengthen overall internal control over financial reporting, the Company is undertaking a thorough review of its year-end financial statements to ensure the accuracy and completeness of the financial information derived from this system. This review has also delayed the Company’s testing and evaluation of certain internal controls as required by Section 404 of the Sarbanes-Oxley Act.

The Company’s review and evaluation of its internal controls over financial reporting to date have identified a number of control deficiencies. The Company expects that most of these deficiencies will be classified as material weaknesses. Due to these material weaknesses, at the conclusion of its Section 404 testing, the Company will conclude in its management’s assessment that its internal controls over financial reporting as of December 31, 2004 were not effective.

“In the two months since I joined BearingPoint, our new management team has identified issues that must be addressed,” said Joe Corbett, BearingPoint’s executive vice president and chief financial officer. “As a result, we have significantly expanded our review procedures and are working to evaluate all material financial and accounting matters.

“We need to ensure that our filings accurately present our financial position and results of operations,” Corbett said. “By taking the time to properly address these matters now, we move much closer to the level of financial reporting that our shareholders expect and deserve.”

Business and Systems Aligned. Business Empowered.™

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As a result of delays in completing its consolidated financial statements, the Company is not at this time able to provide a date for filing its Form 10-K for the year ended December 31, 2004. Due to the time required to complete and file the Company’s Form 10-K for the year ended December 31, 2004, the Company expects that its Form 10-Q for the three months ending March 31, 2005 will not be filed by May 10, 2005, the due date for its filing. The Company intends, however, to provide periodic updates on the status of the completion of its Form 10-K.

BearingPoint also stated that its preliminary results indicate that gross revenue for the year ended December 31, 2004 is approximately $3.45 billion as compared to $3.15 billion for the twelve months ended December 31, 2003. The Company expects to record a loss for the fourth quarter, of 2004 and it may record a loss for the year ended December 31, 2004. Both the fourth quarter and the year’s results will reflect charges relating to the Company’s recent refinancing of its debt and other items that have been identified as part of the Company’s review procedures. The filing also indicates that the Company has determined that there has been an impairment of goodwill as of December 31, 2004, with respect to its Europe, Middle East and Africa (EMEA) business segment and has identified certain items that will probably require the restatement of its financial results for the first three quarters of FY04 and possibly, with respect to, periods prior to fiscal year 2004.

BearingPoint also stated that it had amended its interim credit facility to address any issues relating to its late filing of its Form 10-K for the year ended December 31, 2004.

The Company details these developments in a Form 12b-25 and a Form 8-K that will be filed with the SEC today.

About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE) is one of the world’s largest business consulting, systems integration and managed services firms serving government agencies, Global 2000 companies, medium-sized businesses and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network infrastructure, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis. Based in McLean, Va., BearingPoint has been named by Fortune as one of America’s Most Admired Companies in the computer and data services sector. For more information, visit the Company’s website at www.BearingPoint.com.

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This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our

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actual results may differ from the forward-looking statements for many reasons, including: the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships and the actions of our competitors. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Form 10-Q for the period ended September 30, 2004.

For Media:	For Investors:
John Schneidawind	Deborah Mandeville
BearingPoint, Inc. john.schneidawind@bearingpoint.com (703) 747-5853	BearingPoint, Inc. debbie.mandeville@bearingpoint.com (508) 549-5207

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